Exhibit 99.1

Media:	Wendy Olson
(713) 627-4072
(713) 627-4747 (24-hour media line)

Analysts:	John Arensdorf
(713) 627-4600

Date:	March 2, 2009

Spectra Energy to Rotate Chairman of the Board

Bill Esrey to Assume Chairman’s Role

HOUSTON – Spectra Energy Corp (NYSE: SE) today announced the rotation of its chairman of the board from Paul Anderson to Bill Esrey. The transition will occur at the company’s annual shareholders meeting on May 7, 2009. Anderson will remain a member of the board of directors.

“I want to thank Paul for his leadership as chairman of the board," said Greg Ebel, president and chief executive officer, Spectra Energy Corp. “It was under his leadership that we became a standalone company in 2007 and he has been integral in shaping the strategic direction of this company. We have benefited from his guidance and wisdom during his time as chairman and we look forward to his continuing contributions.”

“We are maintaining the good practice of an independent chairman and it is now time to rotate that chairmanship,” said Anderson. “It has been an honor serving in this role and I look forward to remaining on the board and seeing this company continue on its path to becoming the premier natural gas infrastructure company in North America.”

“Bill Esrey is an outstanding leader who has a broad and deep understanding of the natural gas industry,” Anderson continued. “I have great confidence in him and his leadership and look forward to the company’s continued growth under his chairmanship.”

Esrey is chairman emeritus of Sprint Corporation and has served on Spectra Energy’s board of directors since its inception in January 2007. Previously, he was a board member with Spectra Energy’s predecessor companies for approximately 22 years. He served as Sprint’s chief executive officer from 1985 to 2003, and as the company’s chairman from 1990 to 2003. Esrey is a director of General Mills, Inc.

The company also announced that Fred Fowler, who recently retired as the company’s chief executive officer, notified the company of his intention to retire from the board of directors effective May 7, 2009.

“Fred is one of the most respected executives in our industry and we are grateful to him for sharing his talents and expertise with us for so many years,” said Anderson. “On behalf of the board and all who have benefited from his many contributions and tireless commitment, we wish him the very best in the future.”

Fowler will continue to serve as chairman of the board, Spectra Energy Partners (NYSE: SEP), Spectra Energy Corp’s master limited partnership.

Spectra Energy Corp (NYSE: SE), a FORTUNE 500 company, is one of North America’s premier natural gas infrastructure companies serving three key links in the natural gas value chain: gathering and processing, transmission and storage, and distribution. For nearly a century, Spectra Energy and its predecessor companies have developed critically important pipelines and related infrastructure connecting natural gas supply sources to premium markets. Based in Houston, Texas, the company operates in the United States and Canada approximately 18,300 miles of transmission pipeline, approximately 270 billion cubic feet of storage, natural gas gathering and processing, natural gas liquids operations and local distribution assets. Spectra Energy Corp also has a 50 percent ownership in DCP Midstream, one of the largest natural gas gatherers and processors in the United States. Visit www.spectraenergy.com for more information.

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